Exhibit 11.1

                        Tyco Toys, Inc. and Subsidiaries
             Statement Regarding Computation of Per Share Earnings
                    (in thousands, except per share amounts)


                                                      For the Quarter Ended
                                                         June 30, 1994
                                ---------------------------------------------------------------
                                   As                              As         (1)        Fully
                                Reported  Adjustments  Primary  Reported  Adjustments   Diluted
                                --------  -----------  -------  --------  -----------   -------
NET INCOME                       $1,207      $  -       $1,207  $1,207        $147       $1,354

Preferred stock dividend            625         -          625     625           -          625
                                  -----       ---        -----   -----         ---        -----

NET INCOME AVAILABLE TO COMMON
   SHAREHOLDERS                  $  582      $  -       $  582  $  582        $147       $  729
                                  =====       ===        =====   =====        ====        =====



                                                                                         Fully
SHARES                                                 Primary                          Diluted
- ------                                                 -------                          -------
  Average shares outstanding                            34,677                           34,677
  Additional shares issued assuming conversion of:
    Debentures (2)                                           -                            1,397
    Preferred Stock (3)                                      -                            4,121
                                                        ------                           ------

  Total average shares outstanding                      34,677                           40,195
                                                        ======                           ======

NET INCOME PER COMMON SHARE (4)                          $0.02                            $0.02
                                                          ====                             ====

Note: Reference is made to Note 6 to Consolidated Financial Statements in Part I, Item 1 of this report.

(1) Reflects the interest savings, net of taxes, from the conversion of convertible debentures (reference note 2 below), at the beginning of the year.

(2) Assumes the conversion (for fully diluted earnings per share only) of the $13,973,000 of 7% convertible debentures into common stock of the Company at a conversion price of $10 per share as of the beginning of the year (or date of issuance, if later).

(3) Assumes the conversion (for fully diluted earnings per share only) of the $50,000,000 of 6% series B voting convertible, exchangeable preferred stock into 4,999,995 shares of the Company's common stock at a conversion price of $10 per share as of April 15, 1994, the date of issuance.

(4) Fully diluted earnings per share is not presented in the Consolidated Statements of Operations since it is not materially dilutive.

Exhibit 11.1

                        Tyco Toys, Inc. and Subsidiaries
             Statement Regarding Computation of Per Share Earnings
                    (in thousands, except per share amounts)


                                                    For the Quarter Ended
                                                        June 30, 1993
                                ---------------------------------------------------------------
                                   As                              As        (1)       Fully
                                Reported  Adjustments  Primary  Reported  Adjustments  Diluted
                                --------  -----------  -------  --------  -----------  -------
NET LOSS                        $(3,530)     $   -     $(3,530) $(3,530)      $142     $(3,388)
                                  =====       ====       =====    =====        ===       =====
                                                                                       Fully
SHARES                                                 Primary                         Diluted
- ------                                                 -------                         -------
  Average shares outstanding                            33,093                          33,093
  Incremental shares issued assuming exercise of
    stock options (2)(5)                                   505                             505
  Additional shares issued assuming conversion of
    Debentures (3)                                           -                           1,350
                                                        ------                          ------

  Total average shares outstanding                      33,598                          34,948
                                                        ======                          ======

NET LOSS PER COMMON SHARE (4)                           $(0.11)                         $(0.10)
                                                          ====                            ====

Note: Reference is made to Note 6 to Consolidated Financial Statements in Part I, Item 1 of this report.

(1) Reflects the interest savings, net of taxes, from the conversion of convertible debentures (reference note 3 below), at the beginning of the year.

(2) Reflects the shares issuable upon the assumed conversion of all the outstanding stock options as of the beginning of the period presented (or date of issuance, if later), net of shares repurchased with the exercise proceeds.

(3) Assumes the conversion (for fully diluted earnings per share only) of the $13,500,000 of 7% convertible debentures into common stock of the Company at a conversion price of $10 per share as of the beginning of the year.

(4) Fully diluted loss per share is not presented in the Consolidated Statements of Operations since it is anti-dilutive.

(5) For financial statement purposes, the incremental shares for primary earnings per share have not been included, as the effect is anti-dilutive.

                                     -18-